Exhibit 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
OCULUS INNOVATIVE SCIENCES, INC.
     The undersigned certify that:
     1. They are the President and Chief Financial Officer, respectively, of Oculus Innovative Sciences, Inc., a California corporation.
     2. The Articles of Incorporation of this corporation shall be amended and restated to read in full as follows:
ARTICLE I
     The name of this corporation is Oculus Innovative Sciences, Inc. (the “Corporation”).
ARTICLE II
     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
ARTICLE III
     (A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is one hundred twenty million (120,000,000) shares. Of such authorized shares, one hundred million (100,000,000) shares shall be designated as Common Stock and twenty million (20,000,000) shares shall be designated as Preferred Stock. Five million five hundred thousand (5,500,000) shares of the Preferred Stock are designated “Series A Preferred Stock” and three million five hundred thousand (3,500,000) shares of the Preferred Stock are designated “Series B Preferred Stock”. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in Article III(B).
     (B) Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by these Restated Articles may be issued from time to time in one or more series, subject to the provisions of this Article III and any limitations prescribed by law. The Board of Directors is authorized to designate and to fix the number of shares of any series of Preferred Stock and to determine and to alter the rights, preferences, privileges and restrictions granted to or imposed on any wholly unissued series of Preferred Stock. The Board of Directors, within the limits stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. The Corporation shall from time to time in accordance with the laws of the State of California increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.
          1. Dividend Provisions.
               (a) Preferential Dividends Prior to January 1, 2006. Prior to January 1, 2006 and subject to the dividend rights of one or more series of Preferred Stock to be designated in the future, the holders of Series B Preferred Stock shall be entitled to receive non-cumulative dividends in the amount of $0.225 on each share of Series B Preferred Stock, when and as declared by the Board of Directors of the Corporation. Prior to January 1, 2006, no dividend shall be declared and paid (or set apart for payment) with respect to the Common Stock unless dividends on the Series B Preferred Stock, as set forth above in this Section 1(a) of this Article III.B, shall have first been declared and paid (or set apart for payment); provided, however, that this restriction on the payment of dividends to holders of Common Stock shall not apply to dividends payable (i) solely in Common Stock or other securities or rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock, or (ii) pursuant to Section 4(e) of this Article III.B. Prior to January 1, 2006 and subject to the dividend rights of one or more series of Preferred Stock to be designated in the future, if the dividends to holders of the Series B Preferred Stock as set forth above in this Section 1(a) of this Article III.B has been declared and paid (or set apart for payment), any additional dividends declared shall be distributed among all holders of Series A Preferred Stock, Series B Preferred Stock, and Common Stock in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of Series A Preferred Stock and Series B Preferred Stock were converted into Common Stock at the then effective Conversion Price for each such series of Preferred Stock.
               (b) Preferential Dividends After January 1, 2006. Commencing on January 1, 2006 and subject to the dividend rights of one or more series of Preferred Stock to be designated in the future, the holders of shares of Series A Preferred Stock shall be entitled to receive cumulative dividends, out of any assets legally available therefor, in an amount equal to $0.09 (as appropriately adjusted for any stock dividends, stock splits, combinations, recapitalizations or the like with respect to such shares) per annum on each outstanding share of Series A Preferred Stock, and holders of Series B Preferred Stock shall be entitled to receive non-cumulative dividends in the amount of $0.225 on each share of Series B Preferred Stock, when and as declared by the Board of Directors of the Corporation. Commencing on January 1, 2006 and subject to the dividend rights of one or more series of Preferred Stock to be designated in the future, no dividend shall be paid to the holders of Common Stock unless and until (i) all accrued but unpaid dividends on shares of the Series A Preferred Stock shall have been paid or declared and set aside for payment, and (ii) dividends on the Series B Preferred Stock, as set forth above in this Section 1(b) of this Article III.B, shall have been declared and paid or set apart for payment; provided, however, that this restriction on the payment of dividends to holders of Common Stock shall not apply to dividends payable (i) solely in Common Stock or other securities or rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock, or (ii) pursuant to Section 4(e) of this Article III.B. Commencing on January 1, 2006 and subject to the dividend rights of one or more series of Preferred Stock to be designated in the future, after payment of cumulative dividends to holders of the Series A Preferred Stock at the annual rate set forth above and the declaration and payment (or setting apart for payment) of the dividends on the Series B Preferred Stock as set forth above in this Section 1(b) of this Article III.B, any additional dividends declared shall be distributed among all holders of Series A Preferred Stock, Series B Preferred Stock, and Common Stock in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of Series A Preferred Stock and Series B Preferred Stock were converted into Common Stock at the then effective Conversion Price for each such series of Preferred Stock.
               (c) Payment of Dividends by Issuance of Common Stock. The Corporation shall have the option of paying the dividends described in this Section l in either shares of Common Stock or in cash. If paid in shares of Common Stock, the number of shares to be distributed to the holders of the Preferred Stock shall be determined by dividing the amount of the accrued and unpaid dividends, and/or declared but unpaid dividends, as the case may be, by the Conversion Price then in effect for the applicable series of Preferred Stock. If at the time any shares of Preferred Stock are converted into Common Stock there are any accrued but unpaid dividends, and/or declared but unpaid dividends, as the case may be, on such shares, then the Corporation at its option shall either pay the unpaid dividends or issue additional shares of Common Stock in the amount of the unpaid dividends at the applicable Conversion Price then in effect for the applicable series of Preferred Stock.
          2. Liquidation.
               (a) Preference. In the event of any Liquidation Event (as defined in Section 2(c) below) of the Corporation, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock and subject to the liquidation preference rights of one or more series of Preferred Stock to be designated in the future, (i) holders of the Series A Preferred Stock shall be entitled to receive, by reason of their ownership thereof, an amount per share equal to the sum of (x) $3.00 for each outstanding share of Series A Preferred Stock plus (y) all declared but unpaid dividends, and/or accrued and unpaid dividends, as the case may be, on each such share (the “Series A Liquidation Amount”), subject to appropriate adjustment of such dollar amounts for any stock dividends, stock splits, combinations, recapitalizations or like transaction with respect to such shares; and (ii) holders of the Series B Preferred Stock shall be entitled to receive, by reason of their ownership thereof, an amount per share equal to the sum of (x) $5.625 for each outstanding share of Series B Preferred Stock plus (y) all declared but unpaid dividends on each such share (the “Series B Liquidation Amount”), subject to appropriate adjustment of such dollar amounts for any stock dividends, stock splits, combinations, recapitalizations or like transaction with respect to such shares. The Series A Liquidation Amount and the Series B Liquidation Amount are referred to herein collectively as the “Preferred Liquidation Amount”. If, upon the occurrence of a Liquidation Event, the assets and funds of the Corporation thus distributed among the holders of Series A Preferred Stock and Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full Preferred Liquidation Amount, then, subject to the liquidation preference rights of one or more series of Preferred Stock to be designated in the future, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and Series B Preferred Stock in a per-share amount that is in proportion to the per-share Preferred Liquidation Amount of each such series of Preferred Stock.
               (b) Remaining Assets. Subject to the liquidation rights of one or more series of Preferred Stock to be designated in the future, any assets of the Corporation remaining after distribution to the holders of the Series A Preferred Stock and Series B Preferred Stock of the full Preferred Liquidation Amount required by Section 2(a) above shall be distributed to the holders of the Series A Preferred Stock, the Series B Preferred Stock, and the Common Stock of the Corporation as follows:
               (i) In the event the quotient obtained by dividing X by CO is equal to the sum of $3.00 and CD, then the holder of each outstanding share of Common Stock shall receive the sum of $3.00 and CD;
               (ii) In the event the quotient obtained by dividing X by CO is less than the sum of $3.00 and CD, then X shall be distributed to holders of the outstanding shares of Common Stock on a pro rata basis; and
               (iii) In the event the quotient obtained by dividing X by CO is greater than the sum of $3.00 and CD, then (a) the holder of each outstanding share of Series A Preferred Stock and Series B Preferred Stock shall receive such amount as shall equal the quotient obtained by dividing (1) the difference obtained by subtracting ($3 + CD)(CO) from X by (2) the sum of AO, BO, and CO; and (b) each outstanding share of Common Stock shall receive such amount as shall equal $3.00 plus CD plus the quotient obtained by dividing (1) the difference obtained by subtracting ($3 + CD)(CO) from X by (2) the sum of AO, BO, and CO;
               where: X = the total remaining assets of the Corporation after payment of the full Preferred Liquidation Amount as set forth in Section 2(a) above;
                    AO = the total number of shares of Common Stock into which the total number of outstanding shares of Series A Preferred Stock is convertible at the then applicable conversion price;
                    BO = the total number of shares of Common Stock into which the total number of outstanding shares of Series B Preferred Stock is convertible at the then applicable conversion price;
                    CO = the total number of outstanding shares of Common Stock; and
                    CD = all declared but unpaid dividends on each outstanding share of Common Stock, subject to appropriate adjustment of such dollar amounts for any stock dividends, stock splits, combinations, recapitalizations or like transaction with respect to such shares.

               (c) Liquidation Event. A “Liquidation Event” means (i) liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, (ii) any merger, consolidation or other similar transaction involving the Corporation pursuant to which the shareholders of the Corporation immediately prior to such transaction shall own less than fifty percent (50%) of the voting securities of the surviving entity, (iii) a sale, conveyance or disposition of all or substantially all of the assets of the Corporation, or (iv) the effectuation by the Corporation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of (other than the sale of the Series B Preferred Stock or any series of Preferred Stock to be designated in the future). In the event of a Liquidation Event described in (ii), (iii) or (iv) of the preceding sentence, if the consideration received by the Corporation is other than cash, its value will be deemed to be its fair market value. Whenever the distribution provided for in this Section 2 of this Article III.B shall be payable in securities, such securities shall be valued as follows:
                    (1) Securities not subject to investment letter or other similar restrictions on free marketability:
                         (A) If traded on a securities exchange or The Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;
                         (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and
                         (C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of the then outstanding shares of Preferred Stock.
               (2) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 2(c)(1) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of the then outstanding shares of Preferred Stock.
     3. Redemption. The Series A Preferred Stock and Series B Preferred Stock are not redeemable.
     4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
          (a) Right to Convert.
               (i) Subject to Section 4(c), each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.50 by the Series A Conversion Price (as defined below) in effect at the time of the conversion. The initial Series A Conversion Price shall be $1.50 per share.
               (ii) Subject to Section 4(c), each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $4.50 by the Series B Conversion Price (as defined below) in effect at the time of the conversion. The initial Series B Conversion Price shall be $4.50 per share.
               (iii) The Series A Conversion Price and the Series B Conversion Price are herein referred to collectively as the “Conversion Price”. Such initial Conversion Prices shall be subject to adjustment as hereinafter provided.
          (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then applicable Conversion Price for such series of Preferred Stock immediately upon the earlier of: (i) the written consent or agreement of two-thirds (2/3) of the outstanding Preferred Stock to such conversion or (ii) except as provided below in Section 4(c), the closing of a firm commitment underwritten public offering of shares of Common Stock under the Securities Act of 1933, as amended (the “Securities Act”) which results in aggregate cash proceeds to the Corporation of not less than $20,000,000 (before deduction of underwriting commissions and expenses) (a “Qualified IPO”) or (iii) going public by means of a merger or acquisition which results in a market capitalization of the Corporation of greater than $75,000,000.
          (c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date such shares of Preferred Stock to be converted are surrendered in accordance with the foregoing provisions, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

          (d) Anti-dilution Provisions. The Conversion Price shall be subject to adjustment from time to time as follows:
               (i) Issuance of Additional Stock below Purchase Price. If the Corporation shall issue, after the date upon which any shares of Series B Preferred Stock were first issued (the “Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the applicable series of Preferred Stock in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).
                    (A) Adjustment Formula. Whenever the Conversion Price applicable to a series of Preferred Stock is adjusted pursuant to this Section (4)(d)(i), the new Conversion Price for such series of Preferred Stock shall be determined by multiplying the Conversion Price then in effect for such series of Preferred Stock by a fraction, (x) the numerator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”), plus (ii) the number of shares of Common Stock into which any shares of Preferred Stock outstanding immediately prior to such issuance may be converted at the applicable Conversion Price then in effect, plus (iii) the number of shares of Common Stock for which any options to purchase, rights to subscribe, warrants or other derivative securities outstanding or authorized by any duly adopted stock option plan or other plan of the Corporation may be exercised immediately prior to such issuance, plus (iv) the number of shares of Common Stock into which any other convertible or exchangeable securities, including convertible debt securities, outstanding immediately prior to such issuance may be converted or exchanged (the number that is the sum of items (i) through (iv) being referred to as the “Fully Diluted Common”), plus (v) the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at the Conversion Price applicable to the series of Preferred Stock as to which the calculation is being made; and (y) the denominator of which shall be the number of shares of Fully Diluted Common plus the number of shares of such Additional Stock.
                    (B) Definition of “Additional Stock”. For purposes of this Section 4(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E) by the Corporation after the Purchase Date) other than:
                         (1) Shares of Common Stock issued pursuant to a transaction described in Section 4(d)(ii) hereof;
                         (2) Shares of Common Stock issued to employees, officers, directors, consultants, contractors or advisors of the Corporation pursuant to stock purchase or stock option plans or agreements or other incentive stock arrangements approved by the Board of Directors of the Corporation;
                         (3) Shares of Common Stock issued to lenders, equipment lessors or other parties providing goods or services to the Corporation;

                         (4) Shares of Common Stock issued in connection with acquisition transactions;
                         (5) Shares of Common Stock issued in connection with the conversion of shares of Preferred Stock;
                         (6) Shares of Common Stock issued in strategic partnership transactions; or
                         (7) Shares of Common Stock issued in any other transaction in which exemption from the anti-dilution provisions of this Section 4(d)(i)(B) as applicable to the Series A Preferred Stock or Series B Preferred Stock is approved by the holders of a majority of the then-outstanding shares of the applicable series of Preferred Stock.
                    (C) No Fractional Adjustments. No adjustment of the Conversion Price shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.
                    (D) Determination of Consideration. In the event the Corporation issues any Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the event the Corporation issues any Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.
                    (E) Deemed Issuances of Common Stock. In the event the Corporation at any time or from time to time after the Purchase Date shall issue any options to purchase or rights to subscribe for Common Stock, securities (other than the Series A Preferred Stock or Series B Preferred Stock) by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4(d)(i), except as otherwise provided in Section 4(d)(i)(A):
                         (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 4(d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.
                         (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D)).
                         (3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.
                         (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.
                         (5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 4(d)(i)(E)(1) and 4(d)(i)(E)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(3) or 4(d)(i)(E)(4).
                    (F) No Increased Conversion Price. Notwithstanding any other provisions of this Section (4)(d)(i), except to the limited extent provided for in Sections 4(d)(i)(E)(3) and 4(d)(i)(E)(4), no adjustment of the Conversion Price pursuant to this Section

4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.
               (ii) Stock Splits and Dividends. In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents, with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).
               (iii) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.
          (e) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.
          (f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2), provision shall be made so that each holder of Preferred Stock shall thereafter be entitled to receive upon conversion of such holder’s Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of the number of shares of Common Stock deliverable upon conversion of the Preferred Stock held by such holder would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Preferred Stock after the recapitalization to the end that the provisions of this Section 4

(including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.
          (g) No Impairment. The Corporation will not, by amendment of these Restated Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.
          (h) No Fractional Shares and Certificate as to Adjustments.
               (i) No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in the issuance of any fractional share of Common Stock, the Company shall, in lieu of issuing any fractional share of Common Stock, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair value (as determined by the Corporation’s Board of Directors) on the date of conversion.
               (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of the series of Preferred Stock, the Conversion Price of which is adjusted, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the applicable series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion or a share of such series of Preferred Stock.
          (i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of the Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          (j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holders of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Restated Articles.
          (k) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.
     5 Voting Rights.
          (a) Number of Votes. Subject to the voting rights of one or more series of Preferred Stock to be designated in the future, the holder of each share of Series A Preferred Stock and/or Series B Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Series A Preferred Stock and/or Series B Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the bylaws of the Corporation. Subject to Section 5(b) below and the voting rights of one or more series of Preferred Stock to be designated in the future, holders of Series A Preferred Stock and/or Series B Preferred Stock shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).
          (b) Election of Directors.
               (i) By Holders of Series A Preferred Stock. The holders of Series A Preferred Stock, voting separately as a single class and to the exclusion of all other classes of capital stock of the Corporation, shall be entitled (A) to elect one (1) director at any meeting or pursuant to any written consent of the shareholders for the election of the Corporation’s Board of Directors, and (B) to fill any vacancy caused by the resignation, death or removal of any such director elected by the holders of Series A Preferred Stock.

               (ii) By Holders of Series B Preferred Stock. The holders of Series B Preferred Stock, voting separately as a single class and to the exclusion of all other classes of capital stock of the Corporation, shall be entitled (A) to elect one (1) director at any meeting or pursuant to any written consent of the shareholders for the election of the Corporation’s Board of Directors, and (B) to fill any vacancy caused by the resignation, death or removal of any such director elected by the holders of Series B Preferred Stock.
               (iii) By Holders of Common Stock. The holders of Common Stock, voting separately as a single class and to the exclusion of all other classes of capital stock of the Corporation but subject to the voting rights of one or more series of Preferred Stock to be designated in the future, shall be entitled (A) to elect the remaining directors at any meeting or pursuant to any written consent of the shareholders for the election of the Corporation’s Board of Directors, and (B) to fill any vacancy caused by the resignation, death or removal of any such director elected by the holders of Common Stock.
          (c) Removal of Directors. Any director who has been elected pursuant to Section 5(b)(i) or Section 5(b)(ii) may be removed without cause if such removal is approved by a majority of the then outstanding shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, and any director who has been elected by the holders of Common Stock pursuant to Section 5(b)(iii) may be removed without cause if such removal is approved by a majority of the then outstanding shares of Common Stock, except that no director may be removed pursuant to this Section 5(c) (unless the entire Board of Directors of the Corporation is removed) when the votes cast against removal, or not consenting in writing to the removal, would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast (or, if the action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of the director’s most recent election were then being elected.
          (d) Declaration of Vacancy on Board of Directors. The Corporation’s Board of Directors may declare vacant the office of a director who has been declared of unsound mind by an order of court or convicted of a felony.
     6. Protective Provisions. Subject to the voting rights of one or more series of Preferred Stock to be designated in the future, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a class, take any action that (except in the case of clauses (a) through (c) below where the holders of not less than a majority of such outstanding shares of the series affected shall vote separately as a class):
          (a) amends the Articles of Incorporation in any manner that would adversely alter or change the rights, preferences, privileges or restrictions of the Preferred Stock;
          (b) increases or decreases the authorized number of shares of Common Stock or Preferred Stock;

          (c) creates (by reclassification or otherwise) any new class or series of shares, share equivalents, or share appreciation rights, having rights, preferences or privileges senior to the Preferred Stock; or
          (d) results in the redemption of or dividend on any shares of Common Stock (other than pursuant to equity incentive agreements with service providers giving the Corporation the right to repurchase shares upon the termination of services or other agreements providing for a right of repurchase by the Corporation as approved unanimously by the Board of Directors of the Corporation).
     7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. These Restated Articles shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.
     (C) Common Stock.
          1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors, which dividends shall be non-cumulative.
          2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Division (B) of this Article III.
          3 Redemption. The Common Stock is not redeemable.
          4. Voting Rights. The holders of Common Stock shall be entitled to vote upon such matters and in such manner as may be provided in these Restated Articles or by law, and shall be entitled to notice of any shareholders’ meeting in accordance with the bylaws of the Corporation. Each share of Common Stock shall be entitled to one vote on all matters, except as otherwise provided in these Restated Articles or by law.
ARTICLE IV
     (A) The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.
     (B) The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, to the fullest extent permissible under California law.
     (C) Any amendment, repeal or modification of any provision of this Article IV shall not adversely affect any right or protection of an agent of the Corporation existing at the time of such amendment, repeal or modification.
* * *
     3. The foregoing amendment and restatement of this corporation’s Articles of Incorporation has been duly approved by the Board of Directors of the corporation.
     4. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the required vote of shareholders, in accordance with Sections 902 and 903 of the California Corporations Code. This corporation currently has 15,658,612 shares of Common Stock and 5,351,244 shares of Series A Preferred Stock outstanding. The number of shares voting in favor of the amendment herein set forth equaled or exceeded the vote required. The percentage vote required was (i) more than fifty percent (50%) of the outstanding shares of Series A Preferred Stock voting as a separate class; (ii) more than fifty percent (50%) of the outstanding shares of Common Stock voting as a separate class; and (iii) more than fifty percent (50%) of the outstanding shares of Series A Preferred Stock and Common Stock voting together as a single class.
[Signature Page Follows]

     We declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.
Date: April 30, 2004

/s/ Hojabr Alimi

Hojabr Alimi, President

/s/ Robert Miller

Robert Miller, Chief Financial Officer

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